EXHIBIT 99.2

OPENLANE, Inc.
First Quarter 2026 Supplemental Financial Information
May 5, 2026

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.
The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended March 31, 2026
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$21.2	$27.7	$48.9
Add back:
Income taxes	7.2	9.2	16.4
Finance interest expense	—	24.8	24.8
Interest expense, net of interest income	9.7	—	9.7
Depreciation and amortization	19.7	3.2	22.9
EBITDA	57.8	64.9	122.7
Non-cash stock-based compensation	7.6	2.1	9.7
Securitization interest	—	(22.0)	(22.0)
Severance	1.6	0.1	1.7
Foreign currency losses (gains)	0.1	(0.1)	—
ERP implementation costs	0.3	0.1	0.4
Impact of Canadian DST related to prior years	(15.9)	—	(15.9)
Other	0.1	—	0.1
Total addbacks (deductions)	(6.2)	(19.8)	(26.0)
Adjusted EBITDA	$51.6	$45.1	$96.7

	Three Months Ended March 31, 2025
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Net income	$7.3	$29.6	$36.9
Add back:
Income taxes	5.8	10.0	15.8
Finance interest expense	—	27.6	27.6
Interest expense, net of interest income	3.4	—	3.4
Depreciation and amortization	19.7	3.0	22.7
EBITDA	36.2	70.2	106.4
Non-cash stock-based compensation	1.5	0.5	2.0
Securitization interest	—	(25.1)	(25.1)
Severance	2.0	—	2.0
Foreign currency gains	(3.3)	—	(3.3)
Other	0.7	0.1	0.8
Total addbacks (deductions)	0.9	(24.5)	(23.6)
Adjusted EBITDA	$37.1	$45.7	$82.8
Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	March 31, 2026
Net income	$33.4	$47.9	$59.5	$48.9	$189.7
Add back:
Income taxes	18.3	8.2	(27.8)	16.4	15.1
Finance interest expense	26.9	28.1	27.3	24.8	107.1
Interest expense, net of interest income	1.3	0.6	9.6	9.7	21.2
Depreciation and amortization	23.0	22.7	23.3	22.9	91.9
EBITDA	102.9	107.5	91.9	122.7	425.0
Non-cash stock-based compensation	4.4	4.4	5.0	9.7	23.5
Securitization interest	(24.4)	(25.6)	(24.9)	(22.0)	(96.9)
Loss on sale of property	7.0	—	—	—	7.0
Severance	2.4	2.4	2.1	1.7	8.6
Foreign currency (gains) losses	(5.6)	(1.6)	1.2	—	(6.0)
ERP implementation costs	—	—	0.6	0.4	1.0
Impact of Canadian DST related to prior years	—	—	—	(15.9)	(15.9)
Other	—	—	0.1	0.1	0.2
Total addbacks (deductions)	(16.2)	(20.4)	(15.9)	(26.0)	(78.5)
Adjusted EBITDA	$86.7	$87.1	$76.0	$96.7	$346.5

Results of Operations

OPENLANE Results

	Three Months Ended March 31,
(Dollars in millions except per share amounts)	2026	2025
Revenues
Auction and related fees	$241.8	$198.9
SaaS and other revenue	67.5	66.6
Purchased vehicle sales	112.2	85.7
Finance revenue	106.4	108.9
Total operating revenues	527.9	460.1
Operating expenses
Cost of services (exclusive of depreciation and amortization)	271.7	241.6
Finance interest expense	24.8	27.6
Provision for credit losses	10.3	9.3
Selling, general and administrative	124.4	107.2
Depreciation and amortization	22.9	22.7
Total operating expenses	454.1	408.4
Operating profit	73.8	51.7
Interest expense	10.1	4.0
Other income, net	(1.6)	(5.0)
Income before income taxes	65.3	52.7
Income taxes	16.4	15.8
Net income	$48.9	$36.9
Amounts attributable to common stockholders
Net income	$48.9	$36.9
Series A Preferred Stock dividends	(5.3)	(11.1)
Net income attributable to participating securities	(6.0)	(6.4)
Net income attributable to common stockholders	$37.6	$19.4
Net income per share
Basic	$0.35	$0.18
Diluted	$0.35	$0.18
Overview of OPENLANE Results for the Three Months Ended March 31, 2026 and 2025
Overview
For the three months ended March 31, 2026, we had revenue of $527.9 million compared with revenue of $460.1 million for the three months ended March 31, 2025, an increase of 15%. For a further discussion of our operating results, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $0.2 million, or 1%, to $22.9 million for the three months ended March 31, 2026, compared with $22.7 million for the three months ended March 31, 2025.

Interest Expense
Interest expense increased $6.1 million, or 153%, to $10.1 million for the three months ended March 31, 2026, compared with $4.0 million for the three months ended March 31, 2025. The increase in interest expense was primarily the result of new term loan borrowings in the fourth quarter of 2025, partially offset by the repayment of the senior notes in the second quarter of 2025.
Other Income, Net
For the three months ended March 31, 2026, we had other income of $1.6 million compared with $5.0 million for the three months ended March 31, 2025. The decrease in other income was primarily attributable to a decrease in foreign currency gains on intercompany balances of $3.3 million and a net decrease in other miscellaneous items aggregating $0.1 million, primarily a decrease in interest income.
Income Taxes
We had an effective tax rate of 25.1% for the three months ended March 31, 2026, compared with an effective tax rate of 30.0% for the three months ended March 31, 2025. The effective tax rate for the three months ended March 31, 2025 was unfavorably impacted by an increase in the valuation allowance related to movement of the adjusted U.S. net deferred tax asset.
Additionally, the Organization for Economic Cooperation and Development has published a proposal to establish a new global minimum corporate tax rate of 15%, commonly referred to as Pillar Two. While the U.S. has not adopted the Pillar Two framework into law, numerous countries in which we operate have enacted tax legislation based on the Pillar Two framework with certain components of the minimum tax rules effective beginning in 2024 and further rules becoming effective beginning in 2025 and subsequent years. On January 5, 2026, the OECD announced agreement amongst members that would exclude U.S. parented groups from some taxes imposed by Pillar Two. This agreement allows for the U.S. international tax rules and Pillar Two to operate in parallel. These rules, as well as changes due to the agreement, are not expected to materially impact the Company's consolidated financial statements. The Company will continue to monitor U.S. and global legislative action related to Pillar Two for potential impacts.
Impact of Foreign Currency
For the three months ended March 31, 2026 compared with the three months ended March 31, 2025, the change in the euro exchange rate increased revenue by $9.5 million, operating profit by $0.6 million and net income by $0.4 million. For the three months ended March 31, 2026 compared with the three months ended March 31, 2025, the change in the Canadian dollar exchange rate increased revenue by $4.9 million, operating profit by $2.1 million and net income by $1.1 million.

Marketplace Results

	Three Months Ended March 31,
(Dollars in millions, except GMV)	2026	2025
Auction and related fees	$241.8	$198.9
SaaS and other revenue	67.5	66.6
Purchased vehicle sales	112.2	85.7
Total Marketplace revenue	421.5	351.2
Cost of services*	272.2	242.5
Gross profit	149.3	108.7
Provision for credit losses	0.6	0.3
Selling, general and administrative	110.1	94.7
Depreciation and amortization	1.7	1.7
Operating profit	$36.9	$12.0

Commercial vehicles sold	238,000	191,000
Dealer consignment vehicles sold	194,000	172,000
Total vehicles sold	432,000	363,000

Gross merchandise value ("GMV") (in billions)	$9.1	$6.9
Auction and related fees yield	2.7%	2.9%
* Includes depreciation and amortization
Overview of Marketplace Results for the Three Months Ended March 31, 2026 and 2025
Total Marketplace Revenue
Revenue from the Marketplace segment increased $70.3 million, or 20%, to $421.5 million for the three months ended March 31, 2026, compared with $351.2 million for the three months ended March 31, 2025. The increase in revenue was primarily attributable to the 19% increase in the number of vehicles sold. For the three months ended March 31, 2026, there were increases in auction and related fees, purchased vehicle sales and SaaS and other revenue. The change in revenue included the impact of an increase in revenue of $13.3 million due to fluctuations in the euro and Canadian dollar exchange rates.
The 19% increase in the number of vehicles sold was comprised of a 25% increase in commercial vehicles sold, primarily due to the onboarding of a new private label customer, and a 13% increase in dealer consignment vehicles sold. The GMV of vehicles sold for the three months ended March 31, 2026 and 2025 was approximately $9.1 billion and $6.9 billion, respectively. The year-over-year increase in GMV for the three months ended March 31, 2026 was driven by the increase in vehicles sold and an increase in the average value of vehicles sold.
Auction and Related Fees
Auction and related fees increased $42.9 million, or 22%, to $241.8 million for the three months ended March 31, 2026, compared with $198.9 million for the three months ended March 31, 2025. Yield represents auction and related fees divided by GMV. Yield decreased 20 basis points to 2.7% for the three months ended March 31, 2026, compared with 2.9% for the three months ended March 31, 2025. The year-over-year decrease in consolidated yield for the three months ended March 31, 2026, was driven by an increased mix of commercial vehicles which carry lower yields than the consolidated average, as well as an increase in the average value of vehicles sold.
Related fees increased $16.0 million, or 22%, primarily as a result of increases in transportation, inspection and reconditioning services aggregating $16.3 million, partially offset by a decrease in other miscellaneous revenue aggregating $0.3 million.
SaaS and Other Revenue
SaaS and other revenue increased $0.9 million, or 1%, to $67.5 million for the three months ended March 31, 2026, compared with $66.6 million for the three months ended March 31, 2025.

Purchased Vehicle Sales
The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold, which represent approximately 2% of total vehicles sold. Purchased vehicle sales increased $26.5 million, or 31%, to $112.2 million for the three months ended March 31, 2026, compared with $85.7 million for the three months ended March 31, 2025, primarily as a result of an increase in the number of purchased vehicles sold in the U.S. marketplace and an increase in the average selling price of purchased vehicles sold in Europe, partially offset by a decrease in the number of purchased vehicles sold in Europe.
Gross Profit
For the three months ended March 31, 2026, gross profit from the Marketplace segment increased $40.6 million, or 37%, to $149.3 million, compared with $108.7 million for the three months ended March 31, 2025. Gross profit improvements were driven by a $21.9 million net increase from vehicles sold and a $17.3 million benefit related to the rescission of the digital services tax in Canada (see below), which includes a $15.9 million reversal of previously recognized expense and a $1.4 million benefit from the absence of expense for the current period. Additional drivers include a $9.3 million increase from pricing, partially offset by a $6.8 million decrease resulting from a higher mix of commercial vehicles and a decrease in other miscellaneous items aggregating $1.1 million.
Gross profit from the Marketplace segment was 35.4% of revenue for the three months ended March 31, 2026, compared with 31.0% of revenue for the three months ended March 31, 2025. Gross profit as a percentage of revenue increased for the three months ended March 31, 2026 as compared with the three months ended March 31, 2025, primarily due to the reversal of the Canadian digital services tax. The $17.3 million benefit related to the rescission of the Canadian digital service tax increased gross profit as a percentage of revenue by 4.1%.
On June 28, 2024, Canada enacted a new 3% Digital Services Tax (“Canadian DST”) on certain online revenues, including online marketplace service revenues, of companies with consolidated revenues of at least €750 million. On March 26, 2026, Canada enacted a bill (C-15) including the repeal of the Canadian DST. This repeal is retroactive and applies to all periods since the tax's original inception. Consequently, the Company recorded an expense reversal of $15.9 million in the first quarter of 2026 (representing expense recorded in 2025 and prior periods). As of March 31, 2026, the Company has recorded a receivable of $10.0 million (C$13.9 million) within trade receivables on the consolidated balance sheet, representing the refund due for amounts previously remitted to the Canada Revenue Agency.
Provision for Credit Losses
Provision for credit losses from the Marketplace segment increased $0.3 million to $0.6 million for the three months ended March 31, 2026, compared with $0.3 million for the three months ended March 31, 2025.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment increased $15.4 million, or 16%, to $110.1 million for the three months ended March 31, 2026, compared with $94.7 million for the three months ended March 31, 2025, primarily as a result of increases in stock-based compensation of $6.1 million, compensation expense of $3.0 million, sales-related expenses of $2.7 million, incentive-based compensation of $1.8 million, fluctuations in the Canadian exchange rate of $1.0 million and other miscellaneous expenses aggregating $0.8 million.

Finance Results

	As of and for the Three Months Ended March 31,
(Dollars in millions)	2026	2025
Finance revenue
Interest revenue	$54.9	$57.2
Fee and other revenue	51.5	51.7
Total Finance revenue	106.4	108.9
Finance interest expense	24.8	27.6
Net Finance margin	81.6	81.3
Finance provision for credit losses	9.7	9.0
Cost of services (exclusive of depreciation and amortization)	17.5	17.1
Selling, general and administrative	14.3	12.5
Depreciation and amortization	3.2	3.0
Operating profit	$36.9	$39.7
Portfolio Performance Information
Floorplans originated	262,000	264,000
Floorplans curtailed*	168,000	170,000
Total loan transaction units	430,000	434,000
Total receivables managed	$2,448.3	$2,327.8
Average receivables managed**	$2,443.6	$2,364.1
Allowance for credit losses	$30.0	$20.5
Allowance for credit losses as a percentage of total receivables managed	1.2%	0.9%
Annualized finance provision for credit losses as a percentage of average receivables managed	1.6%	1.5%
Receivables delinquent as a percentage of total receivables managed	0.8%	0.7%
* Floorplans curtailed represent existing loans that customers opt to extend beyond the initial term upon the customer making a partial principal payment and payment of accrued interest and fees.
** Average receivables managed is calculated based on the daily ending balance of total receivables managed.

Yields (Annualized)	Three Months Ended March 31,
% of Average Receivables Managed	2026	2025
Finance revenue yield
Interest revenue	9.1%	9.8%
Fee and other revenue	8.6%	8.9%
Total Finance revenue yield	17.7%	18.7%
Finance interest expense	4.1%	4.8%
Net Finance margin	13.6%	13.9%
Overview of Finance Results for the Three Months Ended March 31, 2026 and 2025
Revenue
For the three months ended March 31, 2026, the Finance segment revenue decreased $2.5 million, or 2%, to $106.4 million, compared with $108.9 million for the three months ended March 31, 2025. The decrease in revenue was primarily the result of decreases in interest yields driven by a decrease in prime rates and a 1% decrease in loan transaction units (vehicle finance transactions), partially offset by an increase in loan values.

Finance Interest Expense
For the three months ended March 31, 2026, finance interest expense decreased $2.8 million, or 10%, to $24.8 million, compared with $27.6 million for the three months ended March 31, 2025. The decrease in finance interest expense was attributable to an approximately 0.8% decrease in the average interest rate on the securitization obligations, partially offset by an increase in the average balance on the AFC securitization obligations.
Net Finance Margin (Annualized)
For the three months ended March 31, 2026, the net Finance margin percent decreased 0.3% to 13.6%, compared with 13.9% for the three months ended March 31, 2025. The decrease was primarily attributable to a 0.3% decrease in fee and other revenue yield driven by increasing loan values. The net interest yield was 5.0% for the three months ended March 31, 2026 and 2025.
Finance Provision for Credit Losses
For the three months ended March 31, 2026, the finance provision for credit losses increased $0.7 million, or 8%, to $9.7 million, compared with $9.0 million for the three months ended March 31, 2025. The provision for credit losses increased to 1.6% of the average receivables managed for the three months ended March 31, 2026 from 1.5% for the three months ended March 31, 2025. The provision for credit losses is expected to be approximately 2% or under, on a long-term basis, of the average receivables managed balance. However, the actual losses in any particular quarter or year could deviate from this range.
Cost of Services
For the three months ended March 31, 2026, cost of services for the Finance segment increased $0.4 million, or 2%, to $17.5 million, compared with $17.1 million for the three months ended March 31, 2025. The increase in cost of services was primarily the result of an increase in compensation expense of $1.1 million, partially offset by decreases in inventory audit expense of $0.5 million and other miscellaneous expenses aggregating $0.2 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.8 million, or 14%, to $14.3 million for the three months ended March 31, 2026, compared with $12.5 million for the three months ended March 31, 2025 primarily as a result of increases in stock-based compensation of $1.6 million and other miscellaneous expenses aggregating $0.2 million.
Select Finance Balance Sheet Items

(Dollars in millions)	March 31, 2026	December 31, 2025
Tangible Assets
Total assets	$2,792.1	$2,763.6
Intangible assets	257.7	258.2
Tangible assets	$2,534.4	$2,505.4

Tangible parent equity
Total parent equity***	$842.3	$792.6
Intangible assets	257.7	258.2
Tangible parent equity***	$584.6	$534.4
*** Parent equity represents OPENLANE's net investment in AFC. Tangible parent equity is a non-GAAP measure of AFC's capital.

LIQUIDITY AND CAPITAL RESOURCES
As of March 31, 2026, our sources of liquidity consisted of cash on hand, working capital and amounts available under our Revolving Credit Facilities. Our principal ongoing sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facilities.

(Dollars in millions)	March 31, 2026	December 31, 2025	March 31, 2025
Cash and cash equivalents	$180.1	$141.5	$220.5
Working capital	438.3	407.7	324.9
Amounts available under the Revolving Credit Facilities	408.2	409.9	403.9
Cash provided by operating activities for the three months ended	159.6		122.6
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.
Summary of Cash Flows

	Three Months Ended March 31,
(Dollars in millions)	2026	2025
Net cash provided by (used by):
Operating activities	$159.6	$122.6
Investing activities	(44.7)	(31.9)
Financing activities	(78.7)	(18.9)
Effect of exchange rate on cash	(4.7)	1.0
Net increase in cash, cash equivalents and restricted cash	$31.5	$72.8
Cash flow from operating activities Net cash provided by operating activities was $159.6 million for the three months ended March 31, 2026, compared with $122.6 million for the three months ended March 31, 2025. Cash provided by operating activities for the three months ended March 31, 2026 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash provided by operating activities for the three months ended March 31, 2025 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. The increase in operating cash flow was primarily attributable to increased profitability and changes in operating assets and liabilities as a result of the timing of collections and disbursement of funds to consignors for marketplace sales held near period-ends.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities, while changes in AFC’s finance receivables are presented in cash flows from investing activities and changes in AFC's obligations collateralized by finance receivables are presented in cash flows from financing activities. Variations in these balances can lead to significant fluctuations across operating, investing and financing cash flows. Growth and contraction in AFC’s finance receivables portfolio can result in significant swings in cash flows in a given period as approximately 70% to 75% of AFC’s finance receivables portfolio is funded through its securitization facilities with the remainder funded through other sources of liquidity including cash on hand and working capital.
Cash flow from investing activities Net cash used by investing activities was $44.7 million for the three months ended March 31, 2026, compared with $31.9 million for the three months ended March 31, 2025. The cash used by investing activities for the three months ended March 31, 2026 was primarily from an increase in finance receivables held for investment and purchases of property, equipment and computer software. The cash used by investing activities for the three months ended March 31, 2025 was primarily from an increase in finance receivables held for investment and purchases of property, equipment and computer software.
Cash flow from financing activities Net cash used by financing activities was $78.7 million for the three months ended March 31, 2026, compared with $18.9 million for the three months ended March 31, 2025. The cash used by financing activities for the three months ended March 31, 2026 was primarily due to a net decrease in obligations collateralized by finance receivables, repurchases and retirement of common stock, tax withholding payments for vested RSUs and dividends paid on the Series A Preferred Stock, partially offset by net borrowings from lines of credit. The cash used by financing activities for the three months ended March 31, 2025 was primarily due to dividends paid on the Series A Preferred Stock, a net decrease in book overdrafts and tax withholding payments for vested RSUs.